                                                            Contact:           Jeff Ritchey, Chief Financial Officer

                                                                                    (949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES AMENDMENTS TO BANK AGREEMENT

Company reports favorable resolution of its existing Wells Fargo credit facility

IRVINE, CA, July 6, 2009 - PRO-DEX, INC. (NASDAQ: PDEX) today announced that it has resolved its previously described covenant violations resulting from its fiscal Q3 operating results.

As reported in May with its Q3 earnings release, the loss reported by the Company in the quarter ended March 31, 2009 resulted in violations of certain covenants related to the line of credit issued by Wells Fargo Bank, who issued a forbearance letter concerning the violations while it conducted a review.  The bank has completed its review, and has amended the loan agreement, waiving the covenant violations.

The amount of available credit will remain at the $1 million limit established in May.  The amount available on the credit line will remain unrestricted for the first $500,000 of borrowings.  If, at any time, an additional amount is borrowed above $500,000, the line will convert to a formula based facility, with specific borrowing amounts allowed based on eligible receivables and inventory, still carrying the overall $1 million cap.  The Company’s current eligible accounts receivable and inventory support borrowings well in excess of the $1 million limit, meaning that, in either form, the Company believes that it will be in a position to access the full $1 million available to borrow.

The Company has not borrowed against the credit line since last March and continues to carry a zero balance on the line.  It has increased its balance of cash and cash equivalents from $504,000 on March 31, 2009 to over $1 million on June 30, 2009.

Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, provides a pathway to product solutions rarely envisioned by customers.  A unique blend of creativity and systemic discipline enables us to develop and manufacture innovative designs that powerfully complete a customer’s strategic product offering. Pro-Dex leverages extraordinary human collaboration and superior technical capability to power and control products used in medical, aerospace, military, research and industrial applications requiring high precision in harsh environments.  With expertise in multi-axis motion control, fractional horsepower motors and rotary drive systems, we identify and create unexpected value for our customers.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.